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                                                                    EXHIBIT 99.1

                            SHPALL NAMED C.O.O. OF
                               FILM ROMAN, INC.



(October 6,1998)William Shpall was named Chief Operating Officer of Film Roman Inc. it was announced today by David Pritchard President and Chief Executive Officer. "I'm delighted to have Bill join me in shaping the company as we continue to implement the new strategy at Film Roman. Bill brings an excellent reputation and tremendous strategic and financial experience to the company. As Film Roman continues to respond to the changes in the industry, Bill will be working with me to guide the company into other areas of the industry including; feature film, live action, television, and direct to home entertainment," stated Pritchard. "The critical ingredient of a successful entertainment company is financial planning and operating discipline and Bill brings us both," Pritchard added..

Shpall has extensive experience as a financier and operator of independent media and entertainment companies. For the past 2 1/2 years, Shpall has been a principal in Inter.\comm Management, a strategic & financial consulting firm for the entertainment, communications, and new media industries. For three years he was the CFO of Carolco Pictures where he took a lead role in constructing the revitalization strategy for that company. Shpall was responsible for all of Carolco's non-film production and day to day operations.

Prior to joining Carolco in 1992, Shpall pursued a successful banking career, having worked at Bankers Trust and BT Securities for 12 years. When he left BT Securities to join Carolco, he was a Managing Director in the firm's Media and Entertainment Finance Group.



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"I am excited at the prospect of working with David and the rest of the management team at Film Roman. Building a broad based entertainment company is a challenging and exciting business opportunity. Film Roman has a solid base of revenue and is intent on expanding its production and distribution activities. As a debt free public company, Film Roman should have access to a variety of financing opportunities and markets to help accelerate its growth," stated Shpall.

Founded in 1984, Film Roman, Inc. is one of the leading independent animation studios in the country. Currently Film Roman produces top animated hits as "The Simpsons" and "King of the Hill" and is in production on "The Mr. Potato Head Show", which airs on the Fox Kids Network Saturday mornings at 8:00AM/ET, and "Family Guy" for 20th Century Fox Television, which is tentatively scheduled to air on FOX next year.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH FORWARD-LOOKING STATEMENTS RELATE TO, AMONG OTHER THINGS, THE DEBUT OF "THE MR. POTATO HEAD SHOW" ON THE FOX KIDS NETWORK IN THE FALL OF 1998, THE NEW SERIES "FAMILY GUY" FOR 20TH CENTURY FOX TELEVISION, WHICH IS TENTATIVELY SCHEDULED TO AIR ON FOX NEXT YEAR, AND THE COMPANY'S STRATEGIC AND GROWTH PLANS. THESE FORWARD-LOOKING STATEMENTS ARE BASED LARGELY ON FILM ROMAN'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, RISKS THAT THE EPISODES MAY NOT AIR IN THE NUMBER OR TIME PERIOD CONTEMPLATED, OR AT ALL, THAT THE COMPANY MAY NOT BE SUCCESSFUL IN IMPLEMENTING ITS GROWTH STRATEGIES AND OTHER RISKS DESCRIBED IN FILM ROMAN, INC.'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31,1997 AND OTHER SEC REPORTS AND FILINGS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENT.

Contact:


Michael Saltzman (323) 692-7887